Consent of Independent Certified Public Accountants


Interface Systems, Inc.
5855 Interface Drive
Ann Arbor, Michigan 48103

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement (Form S-8) and in the Prospectus constituting a part of the Registration Statement (Form S-3) of our reports dated November 10, 1995, except for Note 15 which is as of January 16, 1996, relating to the consolidated financial statements and schedules of Interface Systems, Inc. and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 1995.

/S/ BDO SEIDMAN, LLP
    BDO SEIDMAN, LLP

Troy, Michigan
January 29, 1996